EXHIBIT 99.1

News Release

Investor Contact:
Stan Finkelstein
Investor Relations
(925) 290-4273
ir@formfactor.com

FORMFACTOR, INC. ANNOUNCES BOARD TRANSITIONS

LIVERMORE, Calif.—February 18, 2026— Kevin Brewer, a director of FormFactor, Inc. (“FormFactor”) since 2024, notified FormFactor of his decision to retire from service on our Board of Directors (“Board”) following the completion of his current term. Consequently, Mr. Brewer will not stand for re-election to our Board at our 2026 Annual Meeting of Stockholders, which FormFactor anticipates holding on May 15, 2026. Mr. Brewer’s decision to not stand for re-election is not due to any disagreement with FormFactor on any matter relating to FormFactor’s operations, policies or practices.

"Kevin has been an outstanding board member for FormFactor,” said Tom St. Dennis, chairperson of FormFactor.  "In addition to the financial experience that Kevin has as a public company CFO, he has extensive operations experience.  We will miss Kevin's advice and counsel as well as his collaborative nature."

Mr. Brewer is currently a member of the Audit Committee and the Governance and Nominating Committee.

Mr. Brewer served as the Chief Financial Officer and Executive Vice President of Global Operations for Axcelis Technologies, Inc. (“Axcelis”), a world-leading provider of equipment and services to the semiconductor manufacturing industry, from July 2013 until October of 2023, and had previously served in several other senior level positions at Axcelis since 1999, including Executive Vice President, Global Operations and Senior Vice President, Manufacturing Operations.

About FormFactor:

FormFactor, Inc. (NASDAQ: FORM), is a leading provider of essential test and measurement technologies along the full semiconductor product life cycle - from characterization, modeling, reliability, and design de-bug, to qualification and production test. Semiconductor companies rely upon FormFactor’s products and services to accelerate profitability by optimizing device performance and advancing yield knowledge. The Company serves customers through its network of facilities in Asia, Europe, and North America. For more information, visit the Company’s website at www.formfactor.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including with respect to the Company’s future financial and operating results, and the Company’s plans, strategies and objectives for future operations. These statements are based on management’s current expectations and beliefs as of the date of this release, and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those described in the forward-looking statements. Generally, forward-looking statements include, but are not limited to, statements regarding future financial and operating results, including under the heading “Outlook” above, and the Company's performance, and other statements regarding the Company’s business. Forward-looking statements may contain words such as “may,” “might,” “will,” “expect,” “plan,” “anticipate,” “forecast,” “continue,” and “prospect,” and the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. No assurances can be given that any of the events anticipated by the forward-looking statements within this press release will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. Unless required by law, the Company is under no obligation (and expressly disclaims any such obligation) to update or revise its forward-looking statements whether as a result of new information, future events, or otherwise.